                                                                     EXHIBIT 4.3

STOCKHOLDERS AGREEMENT


       THIS STOCKHOLDERS AGREEMENT (this "Agreement") dated as of January 27, 1995, among Hanover Compressor Company, a Delaware corporation (the "Company") and the other parties signatory hereto.

                              W I T N E S S E T H:

       WHEREAS, each of the signatories hereto (other than the Company) is a holder of shares of common stock, $0.001 par value, of the Company (the "Stock"); and

       WHEREAS, the parties hereto wish to provide for certain agreements and understandings regarding, among others, the disposition of the Stock owned or controlled by each of them.

       NOW, THEREFORE, in consideration of the foregoing, of the mutual covenants and agreements herein contained and of other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I

                               DEFINITIONS; ETC.

       1.1 Definitions. Except as otherwise herein expressly provided, the following terms and phrases shall have the meanings set forth below:

       "Affiliate" shall mean (i) in the case of an entity, any Person who or which, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, any specified Person or (ii) in the case of an individual, such individual's spouse, children, grandchildren or parents or a trust primarily for the benefit of any of the foregoing. With respect to GKH, the term Affiliate shall expressly include the partners in GKH.

       "Agreement" shall mean this Stockholders Agreement, as originally executed and as amended, modified, supplemented or restated from time to time, as the context requires.

       "Bankruptcy" shall mean (i) an adjudication of bankruptcy under the Federal Bankruptcy Reform Act of 1978, as amended, or any successor statute,
(ii) an assignment for the benefit of creditors, (ii) the filing of a voluntary petition in bankruptcy or reorganization, or (iv) the failure to vacate the appointment of a receiver or trustee for any part of the assets or property of the Company within 60 days from the date of such appointment.
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       "Board" shall mean the Board of Directors of the Company, as constituted from time to time.

       "Bona Fide Purchaser" shall mean any Person (other than a selling Stockholder's Affiliates) who or which has delivered a good faith written offer to purchase all, but not less than all, of such Stockholder's Stock; provided, however, that, such Person has the requisite financial resources necessary, in the reasonable opinion of the Board, to purchase and acquire such Stockholder's Stock.

       In addition to the requirements specified in the preceding sentence, if at any time that a Bona Fide Purchaser makes an offer to purchase Seller's Stock there exists a Seller's Liability, then, except as otherwise expressly set forth herein, the Bona Fide Purchaser's offer must include the Bona Fide Purchaser's written agreement to obtain the complete release of Seller and its Affiliates from the Seller's Liability and to itself become personally liable for the Seller's Liability if any relevant third-party lender so requires as a condition for its complete release of Seller and its Affiliates. If any such lender will not agree to so release Seller and its Affiliates from the Sellers' Liability, then the Bona Fide Purchaser and its Affiliates shall, by written agreement, indemnify and hold Seller and its Affiliates harmless from the Seller's Liability from and after the date of the closing of the purchase and sale of the Seller's Stock.

       "Charter Documents" shall mean the collective reference to the Certificate of Incorporation and Bylaws of a Person.

       "Control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

       "Dispose" or "Disposition" (and any derivatives thereof) shall mean (i) a voluntary or involuntary sale, assignment, transfer, conveyance or other disposition of a Stockholder's Stock, and (ii) any agreement, contract or commitment to do any of the foregoing.

       "Encumbrance" or "Encumber" shall mean or refer to any lien, claim, charge, pledge, mortgage, encumbrance, security interest, preferential arrangement, restriction on voting or alienation of any kind, adverse interest, or the interest of a third party under any conditional sale agreement, capital lease or other title retention agreement.





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       "GKH" shall mean the collective reference to (i) GKH Investments, L.P., a Delaware limited partnership ("Investments"), (ii) GKH Partners, L.P., a Delaware limited partnership ("Partners") and (iii) the respective Affiliates of Investments and Partners. Any and all decisions and determinations to be made by GKH hereunder shall be made by Partners, for itself, Investments and their respective Affiliates.

       "Non-GKH Holders" shall mean any Stockholder other than GKH.

       "Person" shall mean any individual, partnership, corporation, limited liability company, joint venture, trust, firm, association, unincorporated organization or other entity.

       "Seller's Liability" means any personal liability of a Stockholder who is selling its Stock pursuant to this Agreement for the repayment of any loans made to the Company by a third party lender (whether pursuant to a guaranty, loan, security or indemnification arrangement or otherwise).

       "Stockholder or "Stockholders" shall mean the parties hereto (other than the Company), their appropriate successors and assigns and any person who is
(i) a holder of Stock and (ii) is or is required to be a party to this Agreement at the time of reference thereto.

       "Subsidiary" shall mean with respect to any Person, (a) any corporation (whether now existing or hereafter organized) of which at least a majority of the voting stock having ordinary voting power for the election of directors is, at the time as of which any determination is being made, directly or indirectly owned or controlled by such Person or as to which such Person has the power to direct the management or operations hereof, whether by contract or otherwise and (b) any partnership, joint venture, association or other business entity (whether now existing or hereafter organized) of which more than 50% of the equity interest is, at the time as of which any determination is being made, directly or indirectly owned or controlled by such Person or as to which such Person has the power to direct the management or operations hereof, whether by contract or otherwise.

       "Transfer Notice" shall mean the notice required to be delivered by the Seller to the Non-Selling Stockholders pursuant to Section 2.2. To be effective, the Transfer Notice must (i) state the identity and the address of the Bona Fide Purchaser who has offered, in writing, to purchase the Seller's Stock, and (ii) state all material terms of such Bona Fide Purchaser's offer.

       1.2 Certain Other Defined Terms. The following terms are defined in the Section of this Agreement set forth directly opposite such terms:





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
              Term                                       Section
              ----                                       -------
              Company                                    preamble
              Exempt Disposition                         2.1(a)
              Participating Stockholder                  2.4(b)
              Purchasing Stockholder                     2.2(c)
              Secondary Notice                           2.2(b)
              Securities Act                             2.1 (a)
              Seller                                     2.2
              Stock                                      preamble

       1.3 Article, Etc. References to an "Article" or a "Section" are, unless otherwise specified, to one of the Articles or Sections of this Agreement.

                                   ARTICLE II

                             TRANSFER RESTRICTIONS

       2.1    Transfer Restrictions.

              (a) General Transfer Restriction. Each Stockholder covenants and agrees that such Stockholder will not, and will not permit its Affiliates to Dispose or cause the Disposition of such Stockholder's Stock or any interest therein except (i) in accordance with the terms and conditions of this Article II, (ii) pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act") or (iii) pursuant to any public distribution of Stock pursuant to Rule 144 of the Securities Act. The Dispositions described in the immediately preceding clauses (ii) and (iii) are sometimes collectively referred to herein as "Exempt Dispositions"). Any attempted Disposition not in accordance with the terms and conditions of this Agreement shall be null and void and of no force or effect.

              (b) Transfers to Affiliates. Notwithstanding the restrictions on Disposition set forth in this Article II, any Stockholder (which term for the purposes of this Section 2.1(b) shall not include any Affiliate of a Stockholder which acquired Stock pursuant to this Section 2.1(b)), may Dispose of all or a portion of its Stock to an Affiliate; provided, however, that such Stock shall remain subject to all of the terms and conditions of this Agreement in the hands of the transferee thereof and that such transferees shall first deliver to the Company and the Stockholders a written agreement assuming and agreeing to be bound by all the terms and conditions of this Agreement and to be a Stockholder hereunder.

              (c)    Indirect Transfers.  Except as otherwise provided in this
Article II, no Stockholder may indirectly Dispose of its Stock





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(by way of transfer of the equity or other ownership interests of such
Stockholder or otherwise) to a Person other than an Affiliate of such Stockholder without obtaining the prior written consent of the other Stockholders (which consent may be given or withheld, in the sole and absolute discretion of such Stockholders).

              (d) Transfers to Persons other than Affiliates. Except as otherwise provided in this Article II, no Stockholder may Dispose of its Stock without the prior written consent of each of the other Stockholders (which consent may be given or withheld, in the sole and absolute discretion of such other Stockholders). Any Stock Disposed of pursuant to this Section 2.1(d) shall remain subject to all of the terms and conditions of this Agreement in the hands of any Person to whom such Stock may be Disposed and any such Person shall be required to first deliver to the Company and the Stockholders a written agreement assuming and agreeing to be bound by all of the terms and conditions of this Agreement and to be a Stockholder hereunder.

              (e) Transfer by GKH. The provisions of Section 2.1(d) notwithstanding, GKH may, without complying with the provisions of this Article 11 Dispose of all or a portion of its Stock to its partners.

              (f) Pledge. No Stockholder may Encumber its Stock for any purpose other than to secure indebtedness to a third party commercial bank or financial institution and the pledgee of such Stock agrees in writing to be bound by the terms and conditions of this Agreement.

              (g) Rules of Construction and General Application. The following rules of construction shall be applicable to all transactions consummated pursuant to Article II:

                     (i) Unless otherwise specifically set forth herein, a reference to a Stockholder shall include any and all of such Stockholder's Affiliates.

                     (ii) Other than Persons who are transferees of Stock pursuant to Section 2.3 or 2.4 hereof, each transferee of Stock pursuant to this Article II, as a condition to its admission as a Stockholder, shall execute and acknowledge such instruments, in form and substance satisfactory to the other Stockholders, as such other Stockholders shall deem necessary or desirable to effectuate such transfer and to confirm the agreement of the transferee of such Stock to be bound by all the terms and provisions of this Agreement with respect to the Stock acquired. All reasonable expenses, including attorneys' fees, incurred by the Company in this connection shall be borne by such transferee.





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                     (iii)  During the term of any proceedings, transactions or
       Dispositions pursuant to any provision of Article II, no Stockholder may exercise any rights under any provision of Article 11 (other than rights granted to such Stockholder pursuant to the provision under which such proceedings are taking place or in progress).

       2.2    Dispositions by Stockholders.

              (a) Offer from Bona Fide Purchaser. If a Non-GKH Holder (for purposes of this Section 2.2, "Seller") desires to effect the Disposition of all of its Stock to a Bona Fide Purchaser for cash, such Seller shall deliver to the Company and to GKH a-Transfer Notice at least 45 days prior to the proposed Disposition of Seller's Stock. Under no circumstances may any Seller offer to sell less than all of its Stock to any such Bona Fide Purchaser.

              (b) Right of First Refusal. By delivery of the Transfer Notice, Seller shall be deemed to have offered GKH, or its respective designees, the right and option to purchase on the terms and conditions set forth in the Bona Fide Purchaser's-written offer all, or any portion of the Seller's Stock. In order to exercise such option, GKH shall deliver written notice to such effect to Seller and the Company within 25 days of its receipt of the Transfer Notice. In the event that GKH exercises its rights for less than 100% of the Seller's Stock pursuant to the first sentence of this Section 2.2(b), then the Company shall within 30 days of the date that the Transfer Notice is deemed given hereunder provide the Non-GKH Holders with a notice (the "Secondary Notice") setting forth the number of shares of Seller's Stock that remain unpurchased following the initial 25 day exercise period. The recipients of the Secondary Notice shall have 7 days from the date that the Secondary Notice is deemed given to provide notice to Seller and the Company of the additional amount of Seller's unpurchased Stock that each Non-GKH Holder will purchase, which amounts shall be in such proportions as such Non-GKH Holders shall agree among themselves, or failing such agreement in proportion to their interest in the Company. If GKH and/or the Non-GKH Holders, or their designees, who wish to participate exercise their respective options to purchase all of the Seller's Stock, the consummation of the purchase and sale of Seller's Stock shall occur in accordance with Section 2.2(c) hereof. A failure by either GKH or a Non-GKH Holder to timely deliver any notice of intent to purchase required pursuant to this Section 2.2(b) shall constitute such Persons's failure to exercise its rights under this Section 2.2(b).

              (c)    Consummation of Purchase.

                     (i) The purchase price payable by either GKH or a Non-GKH Holder or their respective designees (collectively, the "Purchasing Stockholder") to Seller shall be paid as set





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       forth in the Bona Fide Purchaser's offer (except that no payment need be made until at least 30 days subsequent to the completion of the procedure described in Section 2.2(b), if applicable) and Seller's Stock shall be transferred as provided in such written offer.

                     (ii) At the closing of the purchase and sale of Seller's Stock pursuant to Section 2.2(b), (A) each Purchasing Stockholder shall deliver to Seller any and all consideration required pursuant to the terms of the Bona Fide Purchaser's offer and (B) Seller shall deliver to each such Purchasing Stockholder appropriate instruments of assignment duly executed in a proper form to effect the transfer of such Stock from Seller to each such Purchasing Stockholder on the books and records of the Company.

                     (iii) If at the closing of the purchase and sale of Seller's Stock, there exists a Seller's Liability with respect to Seller, the Purchasing Stockholder(s) shall either severally (A) assume the Seller's Liability, or (B) in the event that such assumption is not permitted by a lender or other relevant Person, indemnify and hold Seller harmless, by written agreement reasonably satisfactory in form and substance to Seller, from and against such Seller's Liability from and after the date of such closing.

              (d)    Other Disposition Provisions.

                     (i) If Purchasing Stockholders do not agree to purchase all of Seller's Stock by the expiration of the periods set forth in
       Section 2.2(b), Seller shall have 60 days thereafter in which to effect the Disposition of its Stock to the Bona Fide Purchaser on terms not more favorable than were set forth in the Bona-Fide Purchaser's written offer.

                     (ii) During the term of the rights granted to the GKH and GKH Non-Holders (other than Seller) pursuant to Section 2.2, Seller shall not negotiate or offer to sell its Stock on terms and conditions more favorable to a purchaser than those previously offered to the GKH and the Non-GKH Holders.

                     (iii) If Seller shall fail to consummate a Disposition of its Stock within the time period set forth in Section 2.2(d)(i), then no Disposition of such Stock may be made by Seller without first re-offering such Stock to the GKH and the Non-GKH Holders in accordance with the provisions of this Section 2.2.

       2.3    Rights to Compel Disposition.





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              (a)    Rights of GKH.  If GKH proposes to Dispose of all (but not less than all) of its Stock to a Bona Fide Purchaser other than pursuant to an Exempt Disposition, then, notwithstanding anything in this Agreement to the contrary, GKH may require the Non-GKH Holders to Dispose of their Stock to such Bona Fide Purchaser for the same consideration per share and otherwise on the same terms and conditions (other than with respect to representations and warranties) upon which GKH effects the Disposition of its Stock.

              (b) Obligations of the Non-GKH Holders. In the event that GKH desires to exercise its right pursuant to Section 2.3(a), GKH shall deliver to the Company and the Non-GKH Holders written notice setting forth the consideration per share of Stock to be paid by such Bona Fide Purchaser and the other terms and conditions of such Disposition. Such notice shall also constitute a Transfer Notice. Subject to Section 2.2(b), within 25 days (or 32 days, if a Secondary Notice is delivered) following the date of such notice, the Non-GKH Holders shall deliver to GKH (i) an appropriate assignment duly executed in a proper form to effect the Disposition of such Stock from the Non-GKH Holders to the Bona Fide Purchaser on the books and records of the Company and (ii) a limited power-of-attorney authorizing GKH to effect the Disposition of such Stock pursuant to the terms of such Bona Fide Purchaser's offer as such terms may be modified by GKH, provided, that all of the Non-GKH Holder's Stock is disposed of for the same consideration per share of Stock and otherwise on the same terms and conditions upon which GKH effects the Disposition of its Stock. In the event that any Non-GKH Holder shall fail to deliver such documentation, assignment and limited power-of-attorney to GKH, the Company shall cause a notation to be made on its books and records to reflect that the Stock of the such Non-GKH Holder is bound by the provisions of this Section 2.3 and that the Disposition of such Stock may be effected without the such Non-GKH Holder's consent or surrender of its Stock.

       ln addition, in the event GKH exercises its rights under Section 2.3(a), the Non-GKH Holders shall be required to make to a Bona Fide Purchaser such unqualified representations and warranties with respect to their Stock as are set forth in Section 2.5(b) hereof and representations and warranties qualified to knowledge with respect to all other matters as are reasonably requested be the Bona Fide Purchaser.

              (c) Responsibility of GKH. Promptly (but in no event later than the day of receipt) after the consummation of the Disposition of Stock pursuant to this Section 2.3, GKH shall (i) deliver notice thereof to the Non-GKH Holders, (ii) remit to the Non-GKH Holders the total sales price of their Stock Disposed of pursuant hereto, and (iii) furnish such other evidence of the completion and time of completion of such Disposition and the terms





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
thereof as may be reasonably requested in writing by the Non-GKH Holders.

              (d) Failure to Effect Transfer. If, within 90 days after GKH's delivery of the notice required pursuant to Section 2.3(b), GKH has not completed the Disposition of its Stock and that of the Non-GKH Holders in accordance herewith, GKH shall return to the Non-GKH Holders (i) the assignments with respect to the Non-GKH Holders' Stock which the Non-GKH Holders delivered pursuant to this Section 2.3 and (ii) the related limited power-of-attorney. Upon the Non-GKH Holder's receipt of such materials, all the restrictions on Disposition contained in this Agreement with respect to the Stock owned by the Stockholders shall again be in effect.

       2.4    Rights of Inclusion.

              (a) Rights of the Non-GKH Holders. If GKH proposes to Dispose of any or all of its Stock to a Bona Fide Purchaser, then, the Non-GKH Holders may require GKH to require the Bona Fide Purchaser to purchase up to the same percentage of the Stock then owned by such Non-GKH Holders as is proposed to be sold by GKH to such Bona Fide Purchaser in accordance with this Section 2.4(a) for the same consideration per share and otherwise on the same terms and conditions (other than with respect to representations and warranties) upon which GKH effects the Disposition of its Stock.

              (b) Obligations of Participating Stockholder. If GKH desires to accept a Bona Fide Purchaser's offer to purchase all of GKH's Stock in accordance with Section 2.4(a), GKH shall deliver a copy of the Bona Fide Purchaser's offer to the Company and the Non-GKH Holders, and, within 30 days of the receipt of such copy, in the event that any Non-GKH Holders desires to exercise its rights pursuant to this Section 2.4 (each a "Participating Stockholder"), such Participating Stockholder shall deliver to GKH and the Company written notice to such effect and shall deliver to GKH (i) an appropriate assignment duly executed in a proper form to effect the Disposition of such Stock to the Bona Fide Purchaser on the books and records of the Company and (ii) a limited power-of-attorney authorizing GKH to effect the Disposition of such Stock pursuant to the terms of such Bona Fide Purchaser's offer as such terms may be modified by GKH, provided, that all of the Participating Stockholder's Stock that is being transferred pursuant to this
Section 2.4 is Disposed of for the same consideration per Unit and otherwise on the same terms and conditions upon which effects the Disposition of its Stock. The failure of a Participating Stockholder to deliver notice of its desire to exercise its rights under or to otherwise comply with the provisions of this
Section 2.4(b) shall be deemed to be a waiver of the Participating Stockholder's rights hereunder.





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       The Participating Stockholders shall be required to make to a Bona Fide
Purchaser such unqualified representations and warranties with respect to their Stock as are set forth in Section 2.5(b) hereof and representations and warranties qualified to knowledge with respect to all other matters as are reasonably requested by the Bona Fide Purchaser.

              (c) Responsibility of GKH. In the event that any Participating Stockholder timely exercises its rights of inclusion under this
Section 2.4, promptly (but in no event later than the day of receipt) after the consummation of the sale of Stock under this Section 2.4, GKH shall (i) deliver notice thereof to each Participating Stockholder, (ii) remit to each Participating Stockholder the total sales price of such Participating Stockholder's Stock sold pursuant hereto and (iii) furnish such other evidence of the completion and time of completion of such Disposition and the terms thereof as may be reasonably requested in writing by each Participating Stockholder.

              (d) Failure to Effect Transfer. In the event that any Stockholder elects to exercise its rights of inclusion under this Section 2.4 as a Participating Stockholder, if, within 60 days after GKH's delivery of the copy of the Bona Fide Purchaser's offer pursuant to Section 2.4(b), GKH has not completed the Disposition of its Stock and that of the Participating Stockholders in accordance herewith, GKH shall return to each Participating Stockholder (i) the assignments with respect to each Participating Stockholder's Stock which each Participating Stockholder delivered for Disposition pursuant to this Section 2.4 and (ii) the related limited power-of-attorney. Upon the Participating Stockholders' receipt of such materials, all the restrictions on Disposition contained in this Agreement with respect to the Stock owned by the Stockholders shall again be in effect.

       2.5 Agreement of Selling Stockholders. All sales of Stock to be made pursuant to Sections 2.2., 2.3 and 2.4 of this-Agreement shall be subject to the following terms:

              (a) the Disposing Stockholder shall deliver to the purchaser the Stock being sold, free and clear of Encumbrances (other than those set forth in Section 2.1(d)), together with duly executed stock transfer powers in favor of the purchaser or its nominees and such other documents, including evidence of ownership and authority, as the purchaser may reasonably request; and

              (b) the Disposing Stockholder shall not be required to make any unqualified representations or warranties to any Person in connection with such sale, except as to (i) good title to the Stock being sold, (ii) the absence of Encumbrances with respect to the Stock being sold, (iii) its valid existence and good standing (if applicable), (iv) the authority for, and validity and binding effect of (as against such Disposing Stockholder), any agreement





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
entered into by such Disposing Stockholder in connection with such sale, (v) all required material consents to Disposing Stockholder's sale and material governmental approvals having been obtained (excluding any securities laws) and
(vi) the fact that no broker's commission is payable by the Disposing Stockholder as a result of Disposing Stockholder's conduct in connection with the sale:

                                  ARTICLE III

                             ADDITIONAL AGREEMENTS

       3.1 Designation of Board Members. Prior to the consummation of an initial public offering (an "IPO") of securities by the Company, the Non-GKH Holders will be entitled to designate a maximum of two of the members of the Board which GKH would otherwise be entitled to designate so long as after giving effect to such designations by the Non-GKH Holders, GKH has the right to designate a majority of the member of the Board exclusive of the Non-GKH Holder Board members. Following the consummation of an IPO or in the event GKH would not be able to designate a majority of the Board as described in the immediately preceding sentence, the Non-GKH Holders will be entitled to designate one member of the Board which GKH would otherwise have the right to designate. The person or persons designated by the Non-GKH Holders pursuant to this Section 3.1 are hereinafter referred to as the "Non-GKH Designee" or "Non-GKH Designees", as the case may be.

       3.2 Major Decisions. Notwithstanding any other provision of this Agreement or the Charter Documents, the Board of Directors shall not, without the vote or the prior written consent of the Non-GKH Designees have the power to approve any transaction, series of transactions, act, or series of acts, which would:

              (a) cause the Company or any of its Subsidiaries to engage in any material respect in any business other than a business relating to energy or energy servicing or any business reasonably related or ancillary thereto;

              (b) cause the Company or any of its Subsidiaries to execute and deliver any contracts or agreements with, or be a party to, or have an interest, directly or indirectly, in any transaction, contract or commitment that relates to or affects, the Company or any of its Subsidiaries (including, but not limited to, any contract, agreement or other arrangement providing for the advancement of funds, furnishing of services by, or rental of real or personal property from, otherwise requiring payments to, any such Stockholder or Affiliate thereof) or any transaction that would be required to be disclosed pursuant to Item 404 of Regulation S-K, adopted by the Securities and Exchange Commission if each of the Company or any of its Subsidiaries, as applicable,





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
were publicly traded companies, with or to any Stockholder or his or its respective Affiliates;

              (c) except as required to effectuate the provisions of this Agreement (i) cause the Company, or any of its Subsidiaries to amend its Charter Documents in a manner inconsistent with this Agreement or (ii) cause the Company to declare, set aside or pay any dividend or other distribution or make any payment in cash, stock or property in respect of any shares of its Stock, unless such dividend distribution or payment is to be distributed among the Stockholders pro rata in accordance with their respective percentage ownership of the applicable class of stock then outstanding; and

              (d) cause a disposition of the Company or any of its Subsidiaries in which the proceeds distributable or payable in respect of such disposition to the Stockholders are shared among the Stockholders other than on a pro rata basis in accordance with their then ownership of Stock and any other classes of the Company's capital stock then issued and outstanding.

       3.3 Business Opportunities and Conflicts. Each Stockholder recognizes that each other Stockholder has or may have other business interests, activities and investments and that, subject to this Section 3.3, each such other Stockholder is entitled to carry on such other business interests, activities and investments. No such other Stockholder shall be obligated to devote all or any particular part of his or its time and effort to the Company and its affairs. Subject to this Section 3.3, each such other Stockholder may engage in or possess an interest in any other business or venture of any kind, independently or with others, on its own behalf or on behalf of other entities with which it is affiliated or associated; provided, however, that in the event any Stockholder or its Affiliates engages in or makes an investment in any business or entity competitive with the business then being conducted by the Company or any Subsidiary thereof, it shall have the obligation to notify the Board of Directors in writing of such conflict prior to such Stockholder or Affiliate engaging or investing in any such competitive business, together with a statement describing the measures taken to ensure that information regarding the Company and its Subsidiaries obtainable by such Person as a result of its relationship with the Company will not be disclosed to such Person. In the event the measures to be taken are not satisfactory in the reasonable judgment of a majority of the disinterested members of the Board of Directors, such majority of the Board of Directors may impose such alternative or additional measures as it may determine are reasonably necessary to protect the proprietary information of the Company from potentially harmful and/or unauthorized disclosure.

       3.4 Registration Rights Agreement. Each of the parties hereto shall concurrently with the execution and delivery of this agreement execute and deliver a counterpart of the Registration Right Agreement substantially in the form attached hereto as Exhibit A.

                                   ARTICLE IV

                            MISCELLANEOUS PROVISIONS

       4.1 Endorsement on Stock Certificates. Each and every certificate evidencing Stock shall contain upon its face, or on the reverse side thereof, the following legend:

              THE SECURITIES REPRESENTED BY THIS CERTIFICATE (i) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE PLEDGED, HYPOTHECATED, TRANSFERRED, OFFERED FOR SALE OR SOLD EXCEPT PURSUANT TO A REGISTRATION UNDER SAID ACT OR AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO COUNSEL FOR THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SAID ACT AND (ii) ARE SUBJECT TO THE PROVISIONS OF THAT CERTAIN STOCKHOLDERS AGREEMENT DATED AS OF _________, 1994 AS AMENDED FROM TIME TO TIME AMONG THE COMPANY AND EACH OF THE STOCKHOLDERS SPECIFIED THEREIN, COPIES OF WHICH ARE AVAILABLE AT THE PRINCIPAL OFFICES OF THE COMPANY.

       4.2 Termination. This Agreement shall terminate upon the earliest to occur of the following events:

              (a)    Bankruptcy of the Company;

              (b) the consummation of a publicly registered offering of 25% or more of the common stock of the Company;

              (c)    100% of the Stock being owned by a single Stockholder;

              (d) the voluntary agreement, in writing, of all of the Stockholders; or

              (e)    September __, 2004.

       4.3    Stock Subject to this Agreement.

              (a) This Agreement shall apply to all Stock currently or hereinafter owned or acquired by the Stockholders, including, without limitation, (i) the Stock held by the Stockholders on the date hereof, (ii) any Stock issued to any Stockholder pursuant to Section 4.2(b) hereof, (iii) any Stock issued to any Stockholder pursuant to such Stockholder's exercise of an option or warrant and (iv) any Stock otherwise purchased, acquired or issued to any Stockholder.

              (b) If, at any time, and from time to time, the Company shall declare and make a distribution upon any of the Stock, or shall validly issue Stock in lieu of, or in exchange for, or in addition to, any of the Stock without the receipt of additional consideration therefor, then any such Stock subsequently issued with respect to the Stock then subject to this Agreement shall constitute additional Stock subject to this Agreement.

       4.4 Notices. Any and all notices or other communications provided for herein shall be in writing and shall be considered duly given upon the earliest to occur of (a) personal delivery, (b) 2 days after being delivered to a national recognized overnight delivery courier or service, (c) 3 days after being mailed by registered or certified mail, return receipt requested, postage prepaid or (d) the delivering parties receipt of a written confirmation of a facsimile transmission. All notices shall be addressed to the Stockholders at their addresses listed on the signature pages of this Agreement. Any party hereto may change his or its address by giving notice to the other parties hereto as provided herein.

       4.5 Pronouns and Headings. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural wherever the context and facts require such construction. The descriptive headings in the sections of this Agreement are inserted for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions hereof.

       4.6 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be severed and the remaining provisions hereof shall be enforced to the extent possible or modified in such a way as to make it enforceable, and the invalidity, illegality or unenforceability thereof shall not affect the validity, legality or enforceability of the remaining provisions of this Agreement.

       4.7 Modification; Amendment. No modification or amendment of this Agreement shall be valid unless the same shall be in writing executed by all of the Stockholders.

       4.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws provisions thereof

       4.9 Binding Effect; Complete Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns. This Agreement constitutes the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, among the parties hereto with respect to the subject matter hereof.

       4.10 Specific Performance. The parties acknowledge that given the nature of the obligations of the parties hereto that any non-breaching party will be irreparably damaged by a breach of this Agreement. The parties hereto therefore acknowledge and agree that any non-breaching party hereto may seek specific performance of the provisions hereof and that no party hereto may assert adequacy of a remedy at law as a defense to an action for specific performance hereunder.

       4.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

       4.12 Attorneys' Fees. If any legal action, including an action for declaratory relief, is brought to enforce any provision of this Agreement, the prevailing party or parties, as the case may be, shall be entitled to recover his, its or their respective reasonable attorneys' fees from non-prevailing party or parties, as the case may be. These fees, which may be set by the court in the same action or in a separate action brought for that purpose, are in addition to any other relief to which any prevailing party may be entitled.

       4.13 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflict of laws provisions thereof.

       4.14 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

       4.15 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

       4.16 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

       4.17 Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the registration rights granted by the Company with respect to the securities now or hereafter owned by the Holders. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

       4.18 Attorneys' Fees. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof or thereof is validly asserted as a defense, the successful party shall be entitled to recover, and the court shall award, reasonable attorneys' fees in addition to its costs and expenses and any other available remedy.

       IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first above written.

                                        HANOVER COMPRESSOR COMPANY



                                        By:
                                           -------------------------------
                                          Title:


                                        GKH PARTNERS, L.P., a Delaware
                                        limited partnership

                                        By:  JAKK HOLDING CORP., a
                                             general partner


                                             By:
                                                --------------------------
                                                Melvyn N. Klein, President


                                        GKH INVESTMENTS, L.P., a
                                        Delaware limited partnership

                                        By:  GKH Partners, L.P., its
                                             general partner

                                             By: JAKK Holding Corp., a
                                                 general partner


                                             By:
                                                 -------------------------
                                                 Melvyn N. Klem, President



                                        ----------------------------------
                                        Ettore Barbatelli, Sr.

                                        -------------------------
                                        William S. Goldberg



                                        -------------------------
                                        William E. Simon, Jr.



                                        -------------------------
                                        J. Peter Simon



                                        -------------------------
                                        Mary Beth Simon Streep



                                        -------------------------
                                        Carol Leigh Porges



                                        -------------------------
                                        Aimee Simon Bloom



                                        -------------------------
                                        Julie Simon Munro



                                        -------------------------
                                        Johanna Katrina Simon


                                        (i) as Trustee of the
                                        Trust for the Benefit of
                                        William E. Simon, Jr.



                                        -------------------------
                                        Alvin V. Shoemaker



                                        -------------------------
                                        John Kramer, jointly with
                                        C. Leigh Faldi, solely in
                                        his capacity:

                                        (i) as Trustee of the
                                        Trust for the Benefit of
                                        Julie Shoemaker

                                        (ii)   as Trustee of the Trust for the
                                        Benefit of John  Shoemaker

                                        (iii)  as Trustee of the Trust for the
                                        Benefit of Christopher Shoemaker

                                        (iv)   as Trustee of the Trust for the
                                        Benefit of Peter Shoemaker



                                        ---------------------------------------
                                        C. Leigh Faldi, jointly with John
                                        Kramer, solely in his capacity:

                                        (i)    as Trustee of the Trust for the
                                        Benefit of Julie Shoemaker

                                        (ii)   as Trustee of the Trust for the
                                        Benefit of John Shoemaker

                                        (iii)  as Trustee of the Trust for the
                                        Benefit of Christopher Shoemaker

                                        (iv)   as Trustee of the Trust for the
                                        Benefit of Peter Shoemaker





                                        ---------------------------------------
                                        Alvin V. Shoemaker


                                        ---------------------------------------
                                        C. Leigh Faldi, solely in his capacity:

                                        (i) as Trustee of the Trust for the
                                        Benefit of Julie Shoemaker

                                        (ii)   as Trustee of the Trust for the
                                        Benefit of John Shoemaker

                                        (iii)  as Trustee of the Trust for the
                                        Benefit of Christopher Shoemaker

                                        (iv)   as Trustee of the Trust for the
                                        Benefit of Peter Shoemaker


                                        ----------------------------------------
                                        C. Leigh Faldi, solely in his capacity:

                                        (i) as Trustee of the Trust for the
                                        Benefit of Julie Shoemaker

                                        (ii)   as Trustee of the Trust for the
                                        Benefit of John Shoemaker

                                        (iii)  as Trustee of the Trust for the
                                        Benefit of Christopher Shoemaker

                                        (iv)   as Trustee of the Trust for the
                                        Benefit of Peter Shoemaker

                AGREEMENT TO BE BOUND BY STOCKHOLDERS' AGREEMENT


       Reference is hereby made by that certain Stockholders' Agreement of Hanover Compressor Company, a Delaware corporation (the "Company"), dated as of January 27, 1995 (the "Stockholders' Agreement") among the Company and the stockholders of the Company parties thereto. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Stockholders' Agreement.

       In connection with the proposed subscription by the undersigned for shares of the 6.5% Cumulative Redeemable Series A Preferred Stock, $.01 par value (the "Series A Preferred Stock"), of the Company and warrants ("Warrants") for the purchase of shares of common stock, $.001 par value (the "Common Stock") of the Company, and in order to obtain the benefit and burdens of the Stockholders' Agreement, the undersigned, for itself, agrees to be bound by the terms and conditions of the Stockholders' Agreement as a Stockholder thereunder and agrees and acknowledges that the aforementioned securities received by him or it will be treated as Stock thereunder, with all the benefits and burdens thereof.

Dated: August ___, 1995.

                                       IPP95, L.P.

                                       BY: WESINVEST, INC., its General Partner



                                       ---------------------------------------

                                       By:
                                           -----------------------------------
                                       Name:
                                             ---------------------------------
                                       Its:
                                             ---------------------------------

AGREED AND CONFIRMED:

HANOVER COMPRESSOR COMPANY,
a Delaware corporation


By:
   ---------------------------
Name:
     -------------------------
Its:
    --------------------------

                                    CONSENT


       The undersigned, spouses of parties to the foregoing Stockholders Agreement, hereby consent to the execution of the Stockholders Agreement and the consummation of the transactions contemplated thereby by their respective spouses and hereby waive any and all rights they may have in and to the property and subject matter of the Stockholders Agreement by virtue of their marital relationship to a party thereto.




                                        -------------------------------



                                        -------------------------------



                                        -------------------------------